Proposal 1: To approve or disapprove an Agreement and Plan of Reorganization between the Trust, on behalf of the Meyers Fund, and Citizens Funds, on behalf of its series, the Citizens Value Fund (the "Value Fund") and the transactions contemplated thereby.

									% of
						% of			Shares
			No. of Shares		Shares			Voted

FOR:			503,133			52.46%			88.42%
AGAINST:		44,865			4.67%			7.88%
ABSTAINING:		21,004			2.19%			3.69%
TOTAL:			569,002			59.33%			100.00%

Proposal 2: To transact any other business that may be properly come before the Special Meeting, or any adjournment thereof, in the discretion of the proxies or their substitutes.


									% of
						% of			Shares
			No. of Shares		Shares			Voted

FOR:			491,803			51.28%			86.43%
AGAINST:		37,557			3.91%			6.60%
ABSTAINING:		39,642			4.13%			6.96%
TOTAL:			569,002			59.33%			100.00%

3. That with respect to Proposal 1, the above votes represented the required affirmation vote of a majority of the outstanding shares of the votes cast as the Special Meeting and with respect to Proposal 2, represent the required affirmation vote of a majority of the outstanding shares of the votes cast at the Special Meeting, as set forth in the Proxy Statement.


IN WITNESS WHEREOF, the undersigned has executed this Certificate of Inspector of Election as of the 14th day of September, 2001.

					<signature>
					Manderly Rush, Inspector of Election